Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Third Quarter Fiscal 2023 Results

Operational execution and diligent price management help drive strong operating margin performance amid softer aggregate demand

OMAHA, Neb., June 29, 2023—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its third quarter ended on May 31, 2023.

Key Highlights

•
Near record operating margin performance in irrigation as market fundamentals remain generally positive
•
Revenue decline reflects investment delays for irrigation equipment and projects
•
Infrastructure results supported by increased Road Zipper System® leasing

“While agricultural market fundamentals remain positive with U.S. net farm income projected to be above historical levels, general economic uncertainty has negatively impacted farmer sentiment, tempering order activity and driving some customers to delay capital investment decisions,” said Randy Wood, President and Chief Executive Officer. "A projected year-over-year decline in U.S. net farm income, combined with high input costs and increasing interest rates, negatively impacted unit sales volume in our irrigation business. However, our operational execution and disciplined price management have helped partially offset top-line weakness and the loss of fixed cost leverage to drive strong margin capture, as evidenced by our operating margin performance. We believe current market dynamics are likely to lead to increased demand for irrigation equipment later in the calendar year as customers become better-positioned to determine their level of profitability for the current crop year. In our infrastructure business, the anticipated increase in road construction and project activity supported by higher U.S. infrastructure spending has been slower to develop due to delays in project startups, caused in part by slower-than-expected releases of public funding."

Wood continued, "I am pleased with how our teams have responded to manage costs despite softer than expected demand. Our commercial teams have demonstrated the ability to maintain pricing discipline in order to preserve strong operating margin performance, ultimately providing resilience to our operating income results. As we look ahead to the remainder of the year and fiscal 2024, we will also remain committed to continuing our growth investments in innovation and long-term shareholder value creation opportunities across both our leading irrigation and infrastructure businesses."

Third Quarter Summary

Consolidated Financial Summary	Third Quarter
(dollars in millions, except per share amounts)	FY2023	FY2022	$ Change	% Change

Total revenues	$164.6	$214.3	($49.7)	(23%)
Operating income	$27.0	$35.2	($8.2)	(23%)
Operating margin	16.4%	16.4%
Net earnings	$16.9	$25.1	($8.2)	(33%)
Earnings per share	$1.53	$2.28	($0.75)	(33%)

Revenues for the third quarter of fiscal 2023 were $164.6 million, a decrease of $49.7 million, or 23 percent, compared to revenues of $214.3 million in the prior year third quarter. The majority of the decrease came from the irrigation segment as infrastructure revenues were down slightly.

Operating income for the quarter was $27.0 million, a decrease of $8.2 million, or 23 percent, compared to operating income of $35.2 million in the prior year third quarter. Operating margin was 16.4 percent of sales, consistent with the prior year quarter. Operating margin performance was supported by gross margin improvement in both business segments while operating expenses were comparable to the prior year third quarter.

Net earnings for the quarter were $16.9 million, or $1.53 per diluted share, compared with net earnings of $25.1 million, or $2.28 per diluted share, for the prior year third quarter. Lower net earnings resulted largely from lower operating income and was also impacted by foreign currency transaction losses in the current year compared to gains in the prior year and from a higher effective income tax rate compared to the prior year.

Third Quarter Segment Results

Irrigation Segment	Third Quarter
(dollars in millions)	FY 2023	FY 2022	$ Change	% Change
Revenues:
North America	$75.0	$96.2	($21.2)	(22%)
International	$67.5	$92.5	($25.0)	(27%)
Total revenues	$142.6	$188.7	($46.1)	(24%)
Operating income	$30.7	$39.6	($8.9)	(22%)
Operating margin	21.6%	21.0%

Irrigation segment revenues for the third quarter of fiscal 2023 were $142.6 million, a decrease of $46.1 million, or 24 percent, compared to $188.7 million in the prior year third quarter. North America irrigation revenues of $75.0 million decreased $21.2 million, or 22 percent, compared to the prior year third quarter. The decrease resulted primarily from lower unit sales volumes while average selling prices were comparable with the prior year. Lower unit sales volumes resulted primarily from farmers delaying capital investment decisions.

International irrigation revenues of $67.5 million decreased $25.0 million, or 27 percent, compared to the prior year third quarter. The decrease resulted primarily from lower sales volumes in Brazil, Australia, Ukraine and Russia compared to the prior year third quarter. In Brazil, the delayed order activity experienced in the second quarter connected with the government transition continued in the current quarter. The current year was also impacted by the unfavorable effects of foreign currency translation of approximately $2.5 million compared to the prior year third quarter.

Irrigation segment operating income for the third quarter of fiscal 2023 was $30.7 million, a decrease of $8.9 million, or 22 percent, compared to the prior year third quarter. Operating margin was 21.6 percent of sales, compared to 21.0 percent of sales in the prior year third quarter. In spite of lower revenues, the increase in operating margin resulted from gross margin expansion driven by improved price realization and operating performance compared to the prior year third quarter.

Infrastructure Segment	Third Quarter
(dollars in millions)	FY 2023	FY 2022	$ Change	% Change
Total revenues	$22.0	$25.6	($3.6)	(14%)
Operating income	$3.6	$3.8	($0.2)	(6%)
Operating margin	16.2%	14.8%

Infrastructure segment revenues for the third quarter of fiscal 2023 were $22.0 million, a decrease of $3.6 million, or 14 percent, compared to $25.6 million in the prior year third quarter. An increase in Road Zipper System lease revenue was more than offset by lower Road Zipper System sales and lower sales of road safety products compared to the prior year third quarter.

Infrastructure segment operating income for the third quarter of fiscal 2023 was $3.6 million, a decrease of $0.2 million, or 6 percent, compared to the prior year third quarter. Operating margin was 16.2 percent of sales, compared to 14.8 percent of sales in the prior year third quarter. Increased operating margin resulted from a more favorable margin mix of revenue and improved price realization compared to the prior year third quarter.

The backlog of unfilled orders as of May 31, 2023, was $94.5 million compared with $98.3 million on May 31, 2022. The irrigation backlog is lower while the infrastructure backlog is higher compared to the prior year.

Outlook

Mr. Wood concluded, “As we are now in the growing season in North America, demand in our fourth quarter is expected to be driven primarily by summer crop harvest and storm damage replacement, which we are expecting to be lower than the exceptional demand we experienced in last year's strong fourth quarter. The potential impact from continuing drought conditions could provide additional demand support. We expect sales volume in Brazil to increase in the fourth quarter, supported by the new government financing program that was recently announced. Demand across other international markets continues to be supported by positive agricultural market fundamentals and continuing global concerns over food security and global grain supplies."

“The impact of increased U.S. infrastructure spending and the strength of our project sales funnel support the long-term growth outlook for our infrastructure business. The timing of project execution at the state level can be difficult to predict and, because of delayed startups we have experienced to date, we expect a limited positive impact on our fiscal 2023 results and a more meaningful positive impact in fiscal 2024 and beyond.”

Third Quarter Conference Call

Lindsay’s fiscal 2023 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Alec Buchmelter
Senior Director, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022

Operating revenues	$164,553	$214,259	$506,953	$580,547
Cost of operating revenues	111,332	152,579	346,454	438,486
Gross profit	53,221	61,680	160,499	142,061

Operating expenses:
Selling expense	8,681	8,148	27,092	24,070
General and administrative expense	13,061	14,647	41,237	40,548
Engineering and research expense	4,522	3,723	13,350	10,582
Total operating expenses	26,264	26,518	81,679	75,200

Operating income	26,957	35,162	78,820	66,861

Other income (expense):
Interest expense	(948)	(1,006)	(2,895)	(3,345)
Interest income	680	118	1,545	456
Other income (expense), net	(957)	1,282	(2,000)	264
Total other income (expense)	(1,225)	394	(3,350)	(2,625)

Earnings before income taxes	25,732	35,556	75,470	64,236

Income tax expense	8,851	10,483	22,320	16,696

Net earnings	$16,881	$25,073	$53,150	$47,540

Earnings per share:
Basic	$1.53	$2.28	$4.83	$4.34
Diluted	$1.53	$2.28	$4.80	$4.31

Shares used in computing earnings per share:
Basic	11,008	10,978	11,001	10,960
Diluted	11,052	11,021	11,063	11,020

Cash dividends declared per share	$0.34	$0.33	$1.02	$0.99

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
(in thousands)	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Operating revenues:
Irrigation:
North America	$75,027	$96,153	$249,315	$275,601
International	67,544	92,540	193,115	239,759
Irrigation segment	142,571	188,693	442,430	515,360
Infrastructure segment	21,982	25,566	64,523	65,187
Total operating revenues	$164,553	$214,259	$506,953	$580,547

Operating income:
Irrigation segment	$30,727	$39,567	$92,188	$81,513
Infrastructure segment	3,556	3,779	8,947	6,869
Corporate	(7,326)	(8,184)	(22,315)	(21,521)
Total operating income	$26,957	$35,162	$78,820	$66,861

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of movable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	May 31, 2023	May 31, 2022	August 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$131,577	$81,757	$105,048
Marketable securities	12,806	13,930	11,460
Receivables, net	154,167	155,518	138,200
Inventories, net	166,759	195,566	193,776
Other current assets, net	25,943	28,663	28,617
Total current assets	491,252	475,434	477,101

Property, plant, and equipment, net	96,992	94,441	94,472
Intangibles, net	16,860	18,769	18,208
Goodwill	67,441	67,476	67,130
Operating lease right-of-use assets	17,378	20,263	19,181
Deferred income tax assets	11,518	7,857	9,313
Other noncurrent assets, net	22,177	27,676	25,248
Total assets	$723,618	$711,916	$710,653

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,207	$72,350	$60,036
Current portion of long-term debt	225	221	222
Other current liabilities	90,616	101,243	100,684
Total current liabilities	133,048	173,814	160,942

Pension benefits liabilities	4,653	5,474	4,892
Long-term debt	115,209	115,384	115,341
Operating lease liabilities	18,119	20,688	19,810
Deferred income tax liabilities	689	730	1,054
Other noncurrent liabilities	15,104	15,056	15,256
Total liabilities	286,822	331,146	317,295

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,092	19,063	19,063
Capital in excess of stated value	96,627	92,516	94,006
Retained earnings	620,922	564,805	579,000
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(22,607)	(18,376)	(21,473)
Total shareholders' equity	436,796	380,770	393,358
Total liabilities and shareholders' equity	$723,618	$711,916	$710,653

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	May 31, 2023	May 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$53,150	$47,540
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	14,466	14,930
Provision for uncollectible accounts receivable	985	734
Deferred income taxes	(1,548)	514
Share-based compensation expense	4,775	4,061
Unrealized foreign currency transaction loss (gain)	2,045	(754)
Other, net	574	645
Changes in assets and liabilities:
Receivables	(15,842)	(63,365)
Inventories	25,289	(49,209)
Other current assets	4,401	1,669
Accounts payable	(17,953)	26,319
Other current liabilities	(11,865)	822
Other noncurrent assets and liabilities	691	(8,840)
Net cash provided by (used in) operating activities	59,168	(24,934)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(13,283)	(12,222)
Purchases of marketable securities	(4,932)	(18,468)
Proceeds from maturities of marketable securities	3,675	23,592
Other investing activities, net	(4,399)	(2,952)
Net cash used in investing activities	(18,939)	(10,050)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	2,894
Common stock withheld for payroll tax obligations	(2,471)	(1,181)
Proceeds from employee stock purchase plan	346	319
Principal payments on long-term debt	(166)	(163)
Dividends paid	(11,228)	(10,865)
Net cash used in financing activities	(13,519)	(8,996)

Effect of exchange rate changes on cash and cash equivalents	(181)	(1,370)
Net change in cash and cash equivalents	26,529	(45,350)
Cash and cash equivalents, beginning of period	105,048	127,107
Cash and cash equivalents, end of period	$131,577	$81,757